Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made by and among Nexeo Solutions, LLC, a Delaware limited liability company, and any successor thereto (the “Employer”), Nexeo Solutions, Inc., a Delaware corporation (the “Company”), and David A. Bradley (“Executive”), to be effective June 9, 2016 (the “Effective Date”), in connection with the closing of the merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 21, 2016, by and among WL Ross Holding Corp., a Delaware corporation, TPG Accolade, LP, a Delaware limited partnership, Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Holdings”), and certain related affiliates of the foregoing Merger Agreement parties, whereby Holdings emerged as the surviving entity and a subsidiary of the Company.

W I T N E S S E T H:

A.                                    Upon the closing of the Merger, the Company became the ultimate parent of the Employer;

B.                                    Executive is currently employed by the Employer pursuant to that certain Employment Agreement, dated as of March 29, 2011 between Executive and the Employer (the “Prior Employment Agreement”);

C.                                    The Employer currently employs Executive as the President and Chief Executive Officer of the Employer, and Executive currently serves as the President and Chief Executive Officer of the Company and certain of its other direct and indirect subsidiaries and as a member of the Company’s Board of Directors;

D.                                    The Company desires to enter into this Agreement to guarantee certain of the obligations of the Employer under this Agreement;

E.                                    The Employer desires to enter into this Agreement, which will supersede in its entirety the Prior Employment Agreement, and thereby continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to continue to be employed by the Employer, and to commit himself to serve or continue to serve the Employer, the Company, Holdings, and their respective affiliates on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and Executive agree as follows:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1                               “Board” shall mean the Board of Directors of the Company.

1.2                               “Cause” shall mean (a) a breach by Executive of Executive’s obligations under Article II (other than as a result of physical or mental incapacity), (b) commission by Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Employer or any of its affiliates, (c) a material breach by Executive of Articles VI or VII of this Agreement, (d) Executive’s conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (e) the failure of Executive to carry out, or comply with, in any material respect, any lawful and material directive of the Board, or (f) Executive’s unlawful use (including being under the influence) or possession of illegal drugs. For purposes of the previous sentence, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Employer.  Any act, or failure to act, pursuant to any directive of the Board, as reflected in a resolution duly adopted by the Board, or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer.  No termination of the Executive’s employment shall be deemed to be for Cause unless and until (i) if the reason for termination is due to conduct described in items (a) or (e) of this definition and if Executive is reasonably able to fully remedy, cure, or rectify such reason for termination, the Employer provides the Executive 30 days following the date of the Notice of Termination within which period to fully remedy, cure, or rectify the situation giving rise to the Employer’s allegations of Cause, and the Executive fails to remedy, cure, or rectify such situation within such period, and (ii) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three fourths of the entire membership of the Board (excluding the Executive) at a meeting of the Board at which at least a quorum is present (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.  Furthermore, no termination of the Executive’s employment shall be deemed to be for Cause during any period beginning on the date of the Executive’s delivery to the Employer of a notice of intent to terminate for Good Reason and ending on the earlier of the Executive’s termination for Good Reason or the date that is 90 days after the notice of intent to terminate for Good Reason.

1.3                               “Change in Control” shall mean the occurrence of any of the following events:

(a)                                 A “change in the ownership of the Company” which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a “change in the ownership of the Company” (or to cause a “change in the effective control of the Company” within the meaning of Section 1.3(b) below) and an increase of the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 1.3(a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control.  This Section 1.3(a) applies only when there is a transfer of the stock of the Company (or issuance of stock), and stock in the Company remains outstanding after the transaction.

(b)                                 A “change in the effective control of the Company” which shall occur on the date that either (1) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, except for any acquisition (i) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (ii) by any shareholder of the Company that beneficially owns at least five percent (5%) of the outstanding stock of the Company as of immediately following the closing of the Merger; or (2) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of a “change in the effective control of the Company,” if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.3(b), the acquisition of additional control of the Company by the same person or persons is not considered a “change in the effective control of the Company,” or to cause a “change in the ownership of the Company” within the meaning of Section 1.3(a) above.

(c)                                  A “change in the ownership of a substantial portion of the Company’s assets” which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to Section 409A, shall not constitute a Change in Control.

For purposes of this Section 1.3, the terms “ownership,” “own” or “owned” shall refer to “beneficial ownership” as that term is used in Rule 13d-3 and Rule 13d-5 (or any successor provisions) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the terms “person” and “group” shall mean such terms as used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (or any successor provisions).  In addition, for purposes of this Section 1.3, “Company” includes (i) the Company and (ii) the Employer. Notwithstanding anything in this Section 1.3 to the contrary, none of the following transactions shall constitute a Change of Control for purposes of this Agreement (a) any transaction commonly known as a Reverse Morris Trust transaction, as determined in good faith by the Board, or (b) the acquisition by TPG VI Neon I, L.P., TPG VI Neon II, L.P., TPG VI FOF Neon, L.P., or any of their respective affiliates of additional (x) shares of the Company, (y) voting power with respect to the Company, or (z) assets of the Company.

1.4                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5                               “Date of Termination” shall mean the date Executive’s employment with the Employer is considered to have terminated pursuant to Section 3.5.

1.6                               “Good Reason” shall mean the occurrence of any of the following events:

(a)                                 a material default in the performance of the Employer’s obligations under this Agreement, including, without limitation, the obligations in Article IV;

(b)                                 a material diminution of Executive’s authority, duties, or responsibilities as President and Chief Executive Officer or a change in Executive’s reporting relationship such that he is required to report to a corporate officer or employee instead of reporting directly to the Board; or

(c)                                  the change in the primary physical location of the Company’s business that is 100 miles or more from the primary physical location of the Company’s business on the Effective Date.

Notwithstanding the foregoing provisions of this Section 1.6 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in the foregoing clauses of this Section 1.6 giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Employer of such condition in accordance with Section 9.1 within 30 days of the initial existence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Employer; and (iv) the date of Executive’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.7                               “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the intended Date of Termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.8                               “Release Expiration Date” means the date that is 21 days following the date upon which the Employer timely delivers to Executive the Release (which shall occur no later than seven days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

1.9                               “Section 409A” shall mean section 409A of the Code and the Treasury Regulations and other interpretative guidance issued thereunder.

1.10                        “Section 409A Payment Date” shall mean the earlier of (a) the date of Executive’s death or (b) the date that is six months after the Date of Termination of Executive’s employment with the Employer.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1                               Employment; Effective Date.  The Employer agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Employer, pursuant to the terms of this Agreement, beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2                               Positions.  From and after the Effective Date, Executive shall serve as President and Chief Executive Officer of the Employer, the Company, and Holdings and, in so doing, shall perform the normal duties associated with such position and such other duties as may be assigned from time to time by the Board, subject to the general direction, approval and control of the Board.

2.3                               Duties and Services.  Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.  Executive shall comply with the policies maintained and established by the Employer that are of general applicability to the Employer’s executives, as such policies may be amended from time to time.

2.4                               Other Interests.  Executive agrees, during the period of Executive’s employment by the Employer, to devote Executive’s full business time and best efforts to the business and affairs of the Employer, the Company, and any subsidiary or affiliate of either entity.  Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments and (b) engage in charitable and civic activities; provided, however, that in each case such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Employer or any of its affiliates or interfere with Executive’s performance of Executive’s duties hereunder or competitive with the business of the Employer or any of its affiliates.  Furthermore, after prior written notice to the Board, Executive may pursue additional activities, which may include service on boards or committees of other companies or entities, as to which the Board consents, which consent shall not be unreasonably withheld or delayed.

2.5                               Conflicts of Interest. Executive shall promptly disclose to the Board any actual or potential conflict of interest involving Executive upon Executive becoming aware of such actual or potential conflict of interest, in compliance with the Employer’s Conflict of Interest Policy in effect as of the Effective Date.

2.6                               Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act in the best interests of the Employer and to do no act that would materially injure the business, interests, or reputation of the Employer or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to the Employer of all business opportunities pertaining to the Employer’s and its affiliates’ businesses and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1                               Term.  Unless sooner terminated pursuant to other provisions hereof, the Employer agrees to employ Executive hereunder for the period beginning on the Effective Date and ending on September 30, 2019 (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period, either party shall give written notice (a “Notice of Non-Renewal”) to the other that no such automatic extension shall occur, in which case the term of employment shall terminate on the Initial Expiration Date or the anniversary of the Initial Expiration Date immediately following the giving of such notice, as applicable.

3.2                               Employer’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, the Employer may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a)                                 upon Executive’s inability to, or a determination that Executive will be unable to, perform, with or without reasonable accommodation, the essential functions of his position hereunder for a period of 180 consecutive days due to mental or physical incapacity, as determined by mutual agreement of a physician selected by the Employer or its insurers and a physician selected by Executive; provided, however, if the opinion of the Employer’s physician and Executive’s physician conflict, the Employer’s physician and Executive’s physician shall together agree upon a third physician, whose opinion shall be binding (“Disability”); or

(b)                                 Executive’s death; or

(c)                                  for Cause; or

(d)                                 for any other reason whatsoever or for no reason at all, in the sole discretion of the Employer.

3.3                               Executive’s Right to Terminate.  Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for Good Reason or for any other reason whatsoever or for no reason at all, in the sole discretion of Executive, by providing the Employer with a Notice of Termination.  In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, respectively, from the date such Notice of Termination is given, and the Employer may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4                               Deemed Resignations.  Unless otherwise agreed to in writing by the Employer and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company, Holdings, the Employer and each affiliate of any such entities, (b) an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of the Employer, and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which the Employer or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Employer’s or such affiliate’s designee or other representative, and (c) an automatic revocation of any power of attorney granted to Executive for the benefit of Employer or any of its affiliates.

3.5                               Meaning of Termination of Employment.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Employer when Executive incurs a “separation from service” with the Employer within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1                               Base Salary.  During the term of this Agreement, Executive shall receive a minimum, annualized base salary of $900,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annualized base salary may be increased (but not decreased) effective as of any date determined by the Board (or a committee thereof)  Executive’s Base Salary shall be paid in equal installments in accordance with the Employer’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2                               Bonuses.  During Executive’s employment hereunder, Executive shall be eligible to participate in the Employer’s annual cash incentive program, which shall provide Executive with an opportunity to receive an annual bonus (payable in a single lump sum) based on criteria determined in the discretion of the Board or a committee thereof (the “Annual Bonus”), it being understood that (a) the target bonus at planned or targeted levels of performance shall equal a percentage of Executive’s Base Salary as determined in the sole discretion of the Board (or a committee thereof) no later than the time the performance criteria are established, provided, that such target bonus shall not be less than 125% of Executive’s Base Salary then in effect (the “Target Annual Bonus”), and (b) the actual amount of each Annual Bonus shall be determined in the discretion of the Board or a committee thereof.  Payment of an Annual Bonus, if any, shall be subject to the attainment of pre-established goals established by the Board or a committee thereof. Such goals may be adjusted or varied by the Board or a Committee thereof at its sole discretion from year to year.  The Executive shall be entitled to an Annual Bonus, as determined by the Board or a committee thereof, if the Executive is employed by the Employer on the last day of the fiscal year, and the Employer shall pay each Annual Bonus no later than the 31st of December next following the end of the fiscal year.

4.3                               Long-Term Incentive Compensation.  Effective as of the Effective Date, Executive shall be eligible to participate in the Employer’s or its affiliate’s long-term incentive plan(s) providing for equity-based awards, which awards may consist of restricted stock, restricted stock units, performance share units, stock options, stock appreciation rights, or other equity or non-equity related awards, as each such plan may exist from time to time.  The terms and conditions of Executive’s participation in such plan(s) (including, without limitation, the form of awards, the purchase price (if any), vesting conditions, exercise rights, payment terms, termination provisions, and transfer restrictions) shall be determined by the Board or the Compensation Committee thereof.

4.4                               Other Benefits.  During Executive’s employment hereunder, Executive shall be allowed to participate in all benefit plans and programs of the Employer, including improvements or modifications of the same, which are now, or may hereafter be, available to other senior executives of the Employer generally (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay), subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Employer shall not, however, by reason of this Section 4.4, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to other senior executives generally.

4.5                               Expenses.  The Employer shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Employer; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures of the Employer in effect from time to time.  Any such reimbursement of expenses shall be made by the Employer upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Employer (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with the Employer, in no event shall any additional reimbursement be made prior to the Section 409A Payment Date to the extent such payment delay is required under section 409A(a)(2)(B)(i) of the Code.  In no event shall any reimbursement be made to Executive for such fees and expenses after the later of (a) the first anniversary of the date of Executive’s death or (b) the date that is five years after the date of Executive’s termination of employment with the Employer (other than by reason of Executive’s death).  For the sake of clarity, all qualifying expense reimbursements described in this Section 4.5 shall be made by the Employer within the time periods prescribed above, and no reimbursement timing limitation included in this Section 4.5 shall operate to excuse the Employer from making any reimbursement due under this Section 4.5.

4.6                               Vacation and Sick Leave.  During Executive’s employment hereunder, Executive shall be entitled to vacation and sick leave in accordance with the Employer’s policies applicable to its senior executives as may exist from time to time, which such vacation shall accrue and be taken in accordance with the Employer’s vacation policies in effect from time to time.  Executive’s right, if any, to carry over unused vacation from one calendar year to the next shall be determined by the Employer’s vacation policy in effect from time to time.

4.7                               Offices.  Subject to Articles II, III, and IV hereof, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Employer or any of the Employer’s affiliates and as a member of any committees of the board of directors of any such entities, in one or more executive positions of any of the Employer’s affiliates, and pursuant to a power of attorney for the benefit of Employer, the Company, or Holdings, or any of their respective affiliates.

ARTICLE V
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

5.1                               For Cause; Without Good Reason; Other than for Death or Disability.  If Executive’s employment hereunder shall terminate pursuant to a termination by the Employer for Cause or pursuant to Executive’s resignation for other than Good Reason (except on account of Executive’s death or Disability), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (a) payment in a lump-sum in cash within sixty (60) days after the Date of Termination (or such earlier date as required by applicable law), of all accrued and unpaid Base Salary to the Date of Termination, (b) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5, and (c) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Employer or an affiliate, but, for the avoidance of doubt, excluding any portion of Executive’s Annual Bonus accrued through the Date of Termination to the extent not previously paid (such amounts set forth in (a), (b), and (c) shall be collectively referred to herein as the “Accrued Rights”).

5.2                               Death or Disability.  If Executive’s employment hereunder shall terminate for any reason described in Section 3.2(a) or 3.2(b), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (a) Executive shall be entitled to receive the Accrued Rights, (b) the Employer shall pay to Executive any earned but unpaid Annual Bonus for the relevant performance year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days following the Date of Termination or later than December 31 of the year following the year for which the Annual Bonus was earned) and (c) the Employer shall pay to Executive an Annual Bonus for the performance year in which the Date of Termination occurs, prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Employer during such year to the number of days in such year), based on achievement of the applicable performance goals and payable in a lump-sum on or before the date such Annual Bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days following the Date of Termination or later than December 31 of the year following the year for which the Annual Bonus was earned).

5.3                               Without Cause or for Good Reason.  If Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason, by delivery of a Notice of Non-Renewal to the Executive by the Employer pursuant to Section 3.1 or by action of the Employer pursuant to Section 3.2 for any reason other than those encompassed by Section 3.2(a), 3.2(b), or 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the Accrued Rights, and (ii) if, on the Date of Termination, the Employer does not have a right to terminate Executive’s employment under Section 3.2(c) and subject to: (A) Executive’s delivery, by the Release Expiration Date, and non-revocation in the time provided by the Employer to do so, of an executed release of all claims in a form acceptable to the Employer (the “Release”), which Release shall release the Employer and each of its affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment with the Employer and any of its affiliates or the termination of such employment, but excluding all claims to severance payments Executive may have under this Article V; and (B) Executive’s continued compliance with Article VI and Article VII of this Agreement, Executive shall receive the following additional compensation and benefits from the Employer (but no other additional compensation or benefits after such termination):

(a)                                 Unpaid Prior Year Annual Bonus: The Employer shall pay to Executive any earned but unpaid Annual Bonus for the performance year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days following the Date of Termination or later than December 31 of the year following the year for which the Annual Bonus was earned);

(b)                                 Severance Payment: The Employer shall pay to Executive an amount equal to two (2) times the sum of (i) Executive’s Base Salary as of the Date of Termination and (ii) the Target Annual Bonus in effect for the fiscal year immediately preceding the Date of Termination, which amount shall be paid in substantially equal installments in accordance with the customary payroll practices of the Company (but no less frequently than monthly) over a period of 24 months (the “Severance Period”), with the first such installment paid on the first regular payroll date after the 60th day following the Date of Termination; and

(c)                                  Post-Employment Health Coverage: Provided that Executive timely elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Employer’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Employer shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue coverage under the Employer’s group health plan through the earlier of (i) the end of the 24-month period following the Date of Termination, or (ii) the date Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Employer by Executive).

(d)                                 Long-Term Incentive Compensation.  Any outstanding performance share unit award granted in 2016 (the “PSU Award”) pursuant to the Nexeo Solutions, Inc. 2016 Long Term Incentive Plan (the “Plan”) that remains outstanding as of the Date of Termination will be settled in accordance with the terms of such award (and all capitalized words used in this Section 5.3(d) that are not otherwise defined in this Agreement shall have the meaning given such terms under the PSU Award Agreement, including Appendix A thereto); provided, however, that the Performance Period under such award shall be deemed to end on the Date of Termination, and settlement of such award will be based upon actual achievement of the Performance Goals (determined pursuant to Appendix A of such award agreement, with TSR measured through the Date of Termination and with EBITDA Performance measured on a cumulative basis through the end of the most recent fiscal quarter completed prior to the Date of Termination) for the revised Performance Period, as determined in good faith by the Committee and prorated through and including the Date of Termination (based on the number of days Executive was employed by the Employer during the Performance Period as compared to the number of days in the original Performance Period).  Vesting and/or exercisability of all other outstanding equity-based awards granted to Executive shall be determined pursuant to the terms and conditions of the governing plans and award agreements, as applicable.

5.4                               Without Cause or for Good Reason following Change in Control.  If, before the second anniversary following the effective date of a Change in Control, Executive’s employment hereunder shall terminate pursuant to Executive’s resignation for Good Reason, by delivery of a Notice of Non-Renewal to the Executive by the Employer pursuant to Section 3.1 or by action of the Employer pursuant to Section 3.2 for any reason other than those encompassed by Section 3.2(a), 3.2(b), or 3.2(c), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (i) Executive shall be entitled to receive the Accrued Rights, and (ii) if, on the Date of Termination, the Employer does not have a right to terminate Executive’s employment under Section 3.2(c) and subject to: (A) Executive’s delivery, by the Release Expiration Date, and non-revocation in the time provided by the Employer to do so, of an executed Release acceptable to the Employer; and (B) Executive’s continued compliance with Article VI and Article VII of this Agreement, Executive shall receive the following additional compensation and benefits from the Employer (but no other additional compensation or benefits after such termination):

(a)                                 Unpaid Prior Year Annual Bonus: The Employer shall pay to Executive any earned but unpaid Annual Bonus for the performance year ending prior to the Date of Termination, which amount shall be payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days following the Date of Termination or later than December 31 of the year following the year for which the Annual Bonus was earned);

(b)                                 Prorated Current Year Annual Bonus: The Employer shall pay to Executive a bonus for the performance year in which the Date of Termination occurs in an amount equal to the Annual Bonus for such year as determined in good faith by the Board in accordance with the criteria established pursuant to Section 4.2 above and based on performance for such year, which amount shall be prorated through and including the Date of Termination (based on the ratio of the number of days Executive was employed by the Employer during such year to the number of days in such year), payable in a lump-sum on or before the date such annual bonuses are paid to executives who have continued employment with the Employer (but in no event earlier than 60 days after the Date of Termination nor later than the fifteenth day of the third month next following such year); provided, however, that if this paragraph applies with respect to an Annual Bonus that is intended to constitute performance-based compensation within the meaning of, and for purposes of, section 162(m) of the Code, then this paragraph shall apply with respect to such Annual Bonus only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under section 162(m) of the Code;

(c)                                  Severance Payment: The Employer shall pay to Executive an amount equal to two (2) times the sum of (i) Executive’s Base Salary as of the Date of Termination and (ii) the Target Annual Bonus in effect on the Date of Termination, which amount shall be paid in substantially equal installments in accordance with the customary payroll practices of the Company (but no less frequently than monthly) over the Severance Period, with the first such installment paid on the first regular payroll date after the 60th day following the Date of Termination; and

(d)                                 Post-Employment Health Coverage: Provided that Executive timely elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Employer’s group health plans under COBRA and/or sections 601 through 608 of ERISA, the Employer shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue coverage under the Employer’s group health plan through the earlier of (i) the end of the 24-month period following the Date of Termination, or (ii) the date Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Employer by Executive).

(e)                               Long-Term Incentive Compensation.  Vesting and/or exercisability of all outstanding equity-based awards granted to Executive shall be determined pursuant to the terms and conditions of the governing plans and award agreements, as applicable.

For the avoidance of doubt, if Executive is entitled to any payments or benefits under this Section 5.4, Executive shall not be entitled to any payments or benefits under Section 5.3.

5.5                               After-Acquired Evidence.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that Executive is eligible to receive the payments and benefits under Section 5.3 or 5.4 but, after such determination, the Employer subsequently acquires evidence or determines that a Cause condition existed pursuant to Section 1.2(b), (d) or (f) prior to the Date of Termination that, had the Employer been fully aware of such condition, would have resulted in the termination of Executive’s employment pursuant to Section 3.2(c), then the Employer shall have the right to cease the payment of any future installments of the payments and benefits under Sections 5.3 or 5.4 (as applicable), subject to unanimous adoption by the Board of a resolution confirming such finding of Cause and approving of the termination of any such future installments.

5.6                               Mitigation/Offset.  The Executive shall not be required to mitigate the amount of any amounts payable to the Executive pursuant to this Article V by seeking other employment or otherwise, nor shall any amounts payable to the Executive pursuant to this Article V be reduced by any compensation earned by other employment or otherwise.  Notwithstanding the foregoing, this Section 5.6 shall not prevent the Employer from terminating the post-employment health coverage and/or reimbursement under Section 5.3(c) or Section 5.4(d), as applicable, due to Executive’s coverage from subsequent employment pursuant to the terms of Section 5.3(c) or Section 5.4(d).

ARTICLE VI
PROTECTION OF INFORMATION

6.1                               Confidential Information of the Employer.  For purposes of this Article VI, the term “the Employer” shall include the Employer and each of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship.  Executive acknowledges that the Employer has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”). Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. For the avoidance of doubt, Confidential Information herein includes any information that was Confidential Information as defined in the Prior Employment Agreement and provided or disclosed to Executive prior to the Effective Date.  As defined herein, Confidential Information shall not include information that is generally known (other than through any default by Executive) to other persons or entities who can obtain economic value from its disclosure or use.

6.2                               Policies Relating to Confidential Information.  Executive is aware of those policies implemented by the Employer to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. Executive acknowledges that the Confidential Information has been developed or acquired by the Employer through the expenditure of substantial time, effort and money and provides the Employer with an advantage over competitors who do not know or use such Confidential Information.

6.3                               No Unauthorized Use or Disclosure.  During and following Executive’s employment by the Employer, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Board or compelled by legal process, other than to an employee of the Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an employee of the Employer. Executive agrees to use reasonable efforts to give the Employer notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Employer with written notice at least five (5) days before disclosure or within one (1) business day after Executive is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.  Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Employer.  Nothing herein will prevent Executive from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.  Further, an individual (including Executive) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.4                               Surrender of Materials Upon Termination. All records, files, documents and materials, or copies thereof, relating to the Employer’s and its affiliates’ business which Executive shall prepare, or use, or be provided with as a result of his employment with the Employer, shall be and remain the sole property of the Employer or its affiliates, as the case may be, and shall be returned promptly by Executive to the Employer upon termination of Executive’s employment with the Employer.

6.5                               Inventions; Assignment.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the term of this Agreement, either alone or with others and during work hours or by the use of the facilities of the Employer

(“Inventions”), shall be the exclusive property of the Employer. Executive shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer’s expense, in obtaining, defending and enforcing the Employer’s rights therein. Executive hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

6.6                               Previous Patents.  Executive attaches hereto, concurrently with the execution of this Agreement, an itemized list and brief description of all patents and patented information obtained by Executive prior to Executive’s employment with the Employer, if any exist, and which are to be excluded from this Agreement. Executive waives any rights he may have to any and all unpatented information, ideas, concepts, improvements, discoveries and inventions related to the Employer’s business, if any exist, conceived and owned by Executive prior to Executive’s employment with the Employer.

6.7                               Remedies.  Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article VI by Executive, and the Employer or its affiliates shall be entitled to enforce the provisions of this Article VI by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VI but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents. However, if it is determined by the Employer acting in good faith that Executive has not committed a breach of this Article VI, then the Employer shall resume the payments and benefits due under this Agreement and pay to Executive all payments and benefits that had been suspended pending such determination.

ARTICLE VII
NON-COMPETITION AGREEMENT

7.1                               Confidentiality.  For purposes of this Article VII, the term “the Employer” shall include the Employer and each of its affiliates, and any reference to “employment” or similar terms shall include a director and/or consulting relationship.  Executive acknowledges and agrees that he has previously been provided Confidential Information relating to the Employer during his employment prior to the Effective Date.  Executive further acknowledges and agrees that during Executive’s employment by the Employer following the Effective Date, including the term of this Agreement, the Employer shall provide Executive with additional and new Confidential Information of the Employer as described in Article VI. Accordingly, in consideration for the (a) Confidential Information previously provided to Executive, (b) the Employer’s commitment to provide additional and new Confidential Information to Executive, (c) the treatment of long-term equity awards that were outstanding immediately prior to the Merger, (d) the grants of new long-term equity awards granted in connection with the Merger,  and (e) in the case of Executive’s termination pursuant to Sections 5.3 or 5.4, the severance payments described therein, and in order to protect the value of the Confidential Information to the Employer, Executive agrees that during the Term of Non-Competition (as defined below) or the Term of Non-Solicitation (as defined below), whichever is longer, he will not directly or indirectly disclose or use or disclose for any reason whatsoever any Confidential Information obtained by reason of his employment with the Employer or any predecessor, except as required to conduct the business of the Employer. The obligations of Executive set forth in the preceding sentence are in addition to, and not in lieu of, the obligations of Executive set forth in Article VI of this Agreement. The “Term of Non-Competition” shall be defined as that term beginning on the Effective Date and continuing until the second anniversary of the Date of Termination. “The Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until the second anniversary of the Date of Termination:

7.2                               Non-Competition; Non-Solicitation.  Executive acknowledges and agrees that the nature of the Confidential Information which the Employer has provided and commits to provide him during his employment by the Employer would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Executive further acknowledges and agrees that the Employer’s business is conducted throughout the world in a highly competitive market. Accordingly, Executive agrees that he will not (other than for the benefit of the Employer pursuant to this Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (1) during the Term of Non-Competition, engage in a Competing Business (as defined below), or (2) during the Term of Non-Solicitation, (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Employer and/or its affiliates, or (ii) solicit, divert or take away any customers or customer leads (as of the Termination Date) of the Employer and/or its affiliates.

7.3                               Competing Business.  For the purposes of this Article VII, “Competing Business” shall mean a business engaged in the distribution of chemicals or plastics or the provision of environmental services in any country in which the Company (including any subsidiary or affiliate of the Company) achieves $25 million or more in annual gross revenues, determined on an aggregated basis for all such entities in the Company’s controlled group, for the 12-month period preceding the Date of Termination.

7.4                               Access to Knowledge.  During the term of Non-Competition, Executive will not use Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 7.4 shall be in addition to and not be construed as a limitation upon the covenants in Section 7.2 hereof.

7.5                               Reasonableness.  Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Employer and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Employer.

7.6                               Severability.  If any court determines that any portion of this Article VII is invalid or unenforceable, the remainder of this Article VII shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Article VII, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

7.7                               Independent Agreement.  Executive’s covenant under this Article VII shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this covenant.

7.8                               Relief.  Executive and the Employer agree and acknowledge that the limitations as to time, geographical area, and scope of activity to be restrained as set forth in this Article VII are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Employer.  Executive and the Employer also acknowledge that money damages would not be a sufficient remedy for any breach of this Article VII by Executive, and the Employer or its affiliates shall be entitled to enforce the provisions of this Article VII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

7.9                               Attorneys’ Fees.  In the event that it is necessary for either party to employ the services of an attorney in the course of litigation or arbitration regarding a breach or alleged breach of this Article VII, the prevailing party in such litigation or arbitration (as determined by the court or arbitrator, as applicable), shall be entitled to recover all reasonable attorneys’ fees, costs, and expenses incurred in connection therewith.

ARTICLE VIII
CERTAIN EXCISE TAXES

Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Employer or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Employer and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes, and taking into account the phase out of itemized deductions and personal exemptions).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order, in all instances in accordance with Section 409A.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Employer in good faith; provided, however, that (a) no portion of Executive’s payments or benefits the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code will be taken into account; (b) no portion of Executive’s payments or benefits will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) for the Employer or the Company does not constitute a parachute payment (including by reason of section 280G(b)(4)(A) of the Code); (c) in calculating the applicable excise tax under section 4999 of the Code, no portion of Executive’s payments or benefits will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount that is allocable to such reasonable compensation; and (d) the value of any non-cash benefit or any deferred payment or benefit will be determined by Tax Counsel or the Employer or the Company’s independent auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  At the time that payments are made under this Agreement, the Employer and/or the Company will provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Employer and/or the Company received from Tax Counsel, the Employer’s or the Company’s independent auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement).  If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Employer or the Company upon notification that an overpayment has been made.  The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Article VIII will not limit or otherwise affect any other rights of Executive under this Agreement or otherwise.  All determinations required by this Article VIII will be made at the expense of the Employer or the Company.  However, nothing in this Article VIII shall require the Employer to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.

ARTICLE IX
MISCELLANEOUS

9.1                               Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	David A. Bradley
58 Hollymead

Spring, TX 77381

If to the Employer, addressed to:	Nexeo Solutions, LLC
3 Waterway Square Place
Suite 1000
The Woodlands, TX 77380
Attention: Chief Legal Officer

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2                               Arbitration.

(a)                                 Subject to Section 9.2, any dispute, controversy or claim between Executive and the Employer or any of its affiliates arising out of or relating to this Agreement or Executive’s employment with the Employer will be finally settled by arbitration in Houston, Texas before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules.  The arbitration award shall be final and binding on both parties.  Any arbitration conducted under this Section 9.2 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute.  Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance.  The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.  The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(b)                                 Notwithstanding Section 9.2, either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Article VI and Article VII in any court of competent jurisdiction; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under Section 9.2(a).

(c)                                  By entering into this Agreement and entering into the arbitration provisions of Section 9.2(a), THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d)                                 Nothing in Section 9.2(a) shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

(e)                                  This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 9.2(a) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then, subject to Section 9.2(b), they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Texas.

9.3                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4                               Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6                               Withholding of Taxes and Other Employee Deductions.  The Employer may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Employer’s employees generally.

9.7                               Headings.  The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.8                               Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.9                               Affiliate.  As used in this Agreement, the term “affiliate” means, with respect to a person, (a) any other person controlling, controlled by, or under common control with the first person or (b) any joint venture in which the first person is a joint venturer; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies, management, or other business activities of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, business entity organized under foreign law, or a government or agency or political subdivision thereof.  For the avoidance of doubt, references to the Employer’s affiliates shall include but not be limited to the Company, Holdings, and each of their respective direct and indirect subsidiaries.

9.10                        Successors; Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Employer and any successor of the Employer.  In addition, the Employer may assign this Agreement and Executive’s employment to any affiliate of the Employer or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Employer or any of its affiliates at any time without the consent of Executive, and any assign of the Employer shall be deemed to be the Employer for purposes of this Agreement.  Except as provided in the foregoing sentences of this Section 9.10, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.  Each affiliate of the Employer shall be a third party beneficiary of, and may directly enforce, Executive’s obligations under Articles VI and VII.

9.11                        Term.  Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, and VII and those provisions necessary to interpret and apply them shall survive any termination of the employment relationship and/or of this Agreement.

9.12                        Entire Agreement.  Except as provided in any signed written agreement contemporaneously or hereafter executed by the Employer and Executive, this Agreement (a) constitutes the entire agreement of the parties with regard to the subject matter hereof, (b) supersedes all prior agreement, arrangements, and understandings, written or oral, relating to the subject matter hereof, and (c) contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Employer.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including but not limited to the Prior Employment Agreement and any other employment agreements, confidentiality agreements, noncompete agreements, or other agreements) are hereby null and void and of no further force and effect.  Executive acknowledges and agrees that he has received all payments, benefits and other compensation to which he is entitled or could ever be entitled under the Prior Employment Agreement, and any and all claims to payment, benefits or other compensation under the Prior Employment Agreement are hereby waived by Executive.

9.13                        Modification; Waiver.  Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

9.14                        Actions by the Board.  Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Employer or the terms and conditions of such employment shall be made by the members of the Board other than Executive if Executive is a member of the Board, and Executive shall not have any right to vote or decide upon any such matter.

9.15                        Executive’s Representations and Warranties.  Executive represents and warrants to the Employer that (a) Executive does not have any agreements with any prior employers or other third parties that will prohibit Executive from working for the Employer or fulfilling Executive’s duties and obligations to the Employer pursuant to this Agreement, and (b) Executive has complied with any and all duties imposed on Executive with respect to Executive’s former employers, including without limitation any requirements with respect to return of property.

9.16                        Defense of Claims.  During the period of Executive’s employment by the Employer and thereafter, upon request from the Employer, Executive shall cooperate with the Employer and its affiliates in the defense of any claims or actions that may be made by or against the Employer or any of its affiliates that relate to Executive’s actual or prior areas of responsibility.  The Employer shall pay or reimburse Executive for all of Executive’s reasonable travel and other direct out-of-pocket expenses reasonably incurred, to comply with Executive’s obligations under this Section 9.16, so long as Executive provides reasonable documentation of such expenses and obtains the Employer’s prior approval before incurring such expenses.  To the extent that the Employer requests such services at any time after the expiration of the Severance Period, such services may be performed by the Executive as his schedule reasonably permits, and the Employer shall pay a mutually agreed reasonable hourly rate to the Executive for the provision of such services.

9.17                        Section 409A.  The parties hereby agree that this Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted, construed, and administered consistent with such intent. To the extent permitted under Section 409A without causing any payment or benefit provided hereunder to be subject to additional taxes and interest under Section 409A, each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (as such term is defined in Section 409A and as determined by the Employer in accordance with any method permitted under Section 409A) and any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.  Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise) (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of any such expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

9.18                        Guaranty.  The Company, as the ultimate parent corporation of the Employer, unconditionally and irrevocably guarantees to the Executive the timely payment and performance of the financial obligations of the Employer owed to the Executive under this Agreement upon the terms and conditions set forth herein.

9.19                        Clawback.  Notwithstanding any provisions in this Agreement to the contrary, any compensation, payments, or benefits provided hereunder, whether in the form of cash or otherwise, shall be subject to a clawback to the extent necessary to comply with the requirements of any applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002, or any regulations promulgated thereunder, or any policy adopted by the Employer or the Company pursuant to any such law (whether in existence as of the Effective Date or later adopted).

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June         , 2016.

NEXEO SOLUTIONS, LLC

By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and
Chief Legal Officer

DAVID A. BRADLEY

/s/ David A. Bradley

As guarantor pursuant to Section 9.18 of the Agreement:

NEXEO SOLUTIONS, INC.

By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and
Chief Legal Officer

Employment Agreement as Amended and Restated Effective June 9, 2016

David Bradley